EXHIBIT (4)(a)(i)

                            Original Form of Policy

                      FLEXIBLE PREMIUM VARIABLE
                      DEFERRED ANNUITY POLICY

LIFE OF
VIRGINIA

To the policyowner:

Please read your policy carefully. This policy is legal contract between you and the Company. You, the owner, have benefits and rights described in this policy. The annuitant is named in the policy. We will make income payments beginning on the Maturity Date, if the annuitant is still living on that date.

THIS POLICY'S INCOME PAYMENTS DEPEND ON THE ACCOUNT
VALUE.  THE ACCOUNT VALUE IN THE SEPARATE ACCOUNT IS
BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND
MAY INCREASE OR DECREASE DAILY.  IT IS NOT GUARANTEED AS
TO DOLLAR AMOUNT.

RIGHT TO CANCEL. You may return this policy to our home office within 10 days after its delivery for a refund. The amount of the refund will equal the account value with any adjustments required by applicable law or regulation.

              For the Life Insurance Company of Virginia



             Daniel T. Cox                Paul E. Rutledge III
               CHAIRMAN                        PRESIDENT


*Flexible Premium Variable  Deferred
*Income payments  beginning at maturity
*No dividends *Some benefits reflect investment results


                          THE LIFE INSURANCE
                          COMPANY OF VIRGINIA
                6610 West Broad Street, Richmond 23230

POLICY DATA

SCHEDULE OF BENEFITS                           SCHEDULE OF PREMIUMS
                                               AMOUNT     PAYABLE FOR
ANNUITY                                      $25,000.00   SINGLE PAYMENT





INITIAL PREMIUM DUE:   $25,000.00
ADDITIONAL PREMIUM PAYMENTS MAY BE MADE.  SEE PREMIUM PAYMENTS SECTION.

CHARGES:
   PREMIUM TAX RATE:   0.00%
   ANNUAL POLICY MAINTENANCE CHARGE:  $25.00
   MORTALITY AND EXPENSE RISK CHARGE: 1.25% ANNUALLY ( .003446% DAILY) ADMINISTRATIVE EXPENSE CHARGE: 0.15% ANNUALLY ( .000411% DAILY) TRANSFER CHARGE $10.00






         OWNER THE ANNUITANT

   ANNUITANT JOHN DOE                                35 AGE LAST BIRTHDAY

POLICY NUMBER 000000000

POLICY DATE May 1, 1994                 May 1, 2029   MATURITY DATE

PAGE 3           PLAN   FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY







POLICY NUMBER  000000000


SEPARATE ACCOUNT 4


INVESTMENT SUBDIVISIONS              ARE INVESTED IN

                                              FIDELITY VARIABLE INSURANCE PRODUCTS FUND
FID MONEY MARKET - B                                   MONEY MARKET PORTFOLIO
FID HIGH INCOME - B                                    HIGH INCOME PORTFOLIO
FID EQUITY-INCOME - B                                  EQUITY - INCOME PORTFOLIO
FID GROWTH - B                                         GROWTH PORTFOLIO
FID OVERSEAS - B                                       OVERSEAS PORTFOLIO

                                              FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
FID ASSET MANAGER - B                                  ASSET MANAGER PORTFOLIO

                                              JANUS ASPEN SERIES
JAN GROWTH - B                                         GR0WTH PORTFOLIO
JAN AGGRESSIVE GROWTH - B                              AGGRESSIVE GROWTH PORTFOLIO
JAN WORLDWIDE GROWTH - B                               WORLDWIDE GROWTH PORTFOLIO

                                              LIFE OF VIRGINIA SERIES FUND, INC.
LOV MONEY MARKET - B                                   MONEY MARKET PORTFOLIO
LOV GOVERNMENT SECURITIES - B                          GOVERNMENT SECURITIES PORTFOLIO
LOV COMMON STOCK INDEX - B                             COMMON STOCK INDEX PORTFOLIO
LOV TOTAL RETURN - B                                   TOTAL RETURN PORTFOLIO

                                              NEUBERGER & BERMAN
                                              ADVISERS MANAGEMENT TRUST
N&B LIM MAT BOND - B                                   LIMITED MATURITY BOND PORTFOLIO
N&B GROWN - B                                          GROWTH PORTFOLIO
N&B BALANCED - B                                       BALANCED PORTFOLIO

                                              OPPENHEIMER VARIABLE ACCOUNT FUNDS
OPP MONEY - B                                          OPPENHEIMER MONEY FUND
OPP HIGH INCOME - B                                    OPPENHEIMER HIGH INCOME FUND
OFF BOND - B                                           OPPENHEIMER BOND FUND
OFF CAP APPRECIATION - B                               OPPENHEIMER CAPITAL APPRECIATION FUND
OFF GROWTH - B                                         OPPENHEIMER GROWTH FUND
OFF MULTI STRATEGIES - B                               OPPENHEIMER MULTIPLE STRATEGY FUND

YOU MAY ALLOCATE YOUR ACCOUNT VALUE TO AS MANY AS SEVEN INVESTMENT
SUBDIVISIONS.

CONSULT YOUR PROSPECTUS FOR INVESTMENT DETAILS.

POLICY NUMBER:  000000000








                 TABLE OF SURRENDER CHARGES

      YEARS                          SURRENDER CHARGE PERCENTAGE

       1                                        6%
       2                                        6%
       3                                        6%
       4                                        6%
       5                                        4%
       6                                        2%
 YEARS 7 AND LATER                              0

TABLE OF CONTENTS

Policy Data .................................................................  3
Introduction.................................................................  6
Owner, Annuitant and Beneficiary Provisions..................................  7
Death Provisions.............................................................  8
Premium Payments.............................................................  9
Monthly Income Benefit....................................................... 10
Account Value Benefits....................................................... 11
Separate Account............................................................. 13
General Information.......................................................... 16
Optional Payment Plans....................................................... 17
Copies of any application, riders and endorsements follow page 19.

                                    WORD INDEX


Account Value................................................................ 11
Allocation of Premiums.......................................................  9
Annual Statement............................................................. 16
Beneficiary..................................................................  7
Beneficiary Change...........................................................  7
Death Benefit................................................................  9
Investment Subdivisions...................................................... 13
Misstatement of Age or Sex................................................... 16
Notices...................................................................... 16


Optional Payment Plans......................................................7-19
Owner........................................................................  7
Ownership change.............................................................  7
Premiums.....................................................................  9
Separate Account............................................................. 13
Surrender.................................................................... 11
Surrender Value.............................................................. 11
Transfers.................................................................... 14
Unit Value................................................................... 14


INTRODUCTION


This is a flexible premium variable deferred annuity policy. The initial premium payment is due on the policy date. Additional premiums may be paid at any time before the earlier of (1) the maturity date and (2) the policy anniversary on which the Annuitant attains age 86. In return for these premiums and any application, we provide certain benefits.

As used in this policy, you or yours refers to the Owner or Owners. We, us or ours refers to The Life Insurance Company of Virginia. The Owner and the Annuitant are shown on page 3.

Person, as used in this policy is a human being, a trust, a corporation or any other legally recognized entity.

The policy provides a monthly income beginning on the maturity date. The amount of monthly income will depend on:

   o     the maturity value;
   o     the amount of any applicable premium tax;
   o     the Annuitant's sex and settlement age on the maturity date; and
   o     the payment plan chosen.

Depending upon the conditions described in the Death Provisions section, this policy provides for either the payment of a death benefit or the continuation of the policy at the death of the Owner, Joint Owner or Annuitant prior to the maturity date.



The Policy and Its Parts



This policy is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only our President or one of our Vice Presidents can give our approval. READ YOUR POLICY CAREFULLY.

Policy means this policy with any attached application and any riders and endorsements. All statements in any application are considered representations and not warranties.

We reserve the right to amend this contract as needed to maintain its status as an annuity under the Internal Revenue Code. If the contract is amended, we will send you a copy of the amendment, together with the applicable regulation, ruling or other requirement imposed by the Internal Revenue Service which requires such amendment.


Age

Age on the policy date or on a policy anniversary prior to the date payments begin means the person's age on his or her last birthday.

Dates Used in the Policy

The policy goes into effect on the policy date shown on page 3. Policy years and anniversaries for the initial premium are measured from this date. Years for determining charges related to additional premiums are measured from the date of receipt of each additional premium.

The maturity date is the date we start to pay a monthly income if the Annuitant is still living. This date is shown on page 3 unless changed after issue.


OWNER, ANNUITANT AND BENEFICIARY PROVISIONS

The Owner

The Owner or Joint Owners are shown in the policy. Joint Owners own the policy equally with the right of survivorship. Right of survivorship means that if a Joint Owner dies, his or her interest in the policy will pass to the surviving Joint Owner. Disposition of the policy upon death of an Owner is subject to the Death Provisions .

An Owner or Joint Owner has rights while this policy is in force, subject to the rights of any beneficiary named irrevocably, and any assignee under an assignment filed with us.

The Annuitant

The Annuitant is the person upon whose age and sex guaranteed monthly income benefits are determined. The policy names you or someone else as the Annuitant. The Contingent Annuitant, if any, is shown in the application if attached to this policy. If an application is not attached and you wish to name a Contingent Annuitant, you may do so by sending a written request to our home office. At the death of the Annuitant prior to the maturity date, the Contingent Annuitant, if any, may become the Annuitant in certain circumstances, (see Death Provisions). If no Contingent Annuitant is alive, the Owner (if a natural person, otherwise, the Joint Owner, if a natural person) will be the Contingent Annuitant.

The Beneficiary

The Primary Beneficiary and any Contingent Beneficiaries are shown in the application if attached to this policy. If an application is not attached and you wish to name a Primary or Contingent Beneficiary(ies), you may do so by sending a written request to our home office.

Changing the Owner, Contingent Annuitant or Beneficiary

During the Annuitant's life, you can change the Owner, the Contingent Annuitant and any Beneficiary if you reserved this right. A person named irrevocably may be changed only with that person's written consent. To make a change, send a written request to our home office. The request and the change must be in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment we make before we record the change. Except as described above, the Annuitant cannot be changed.

DEATH PROVISIONS


Designated Beneficiary

If the Owner, Joint Owner or the Annuitant dies while this policy is in force and before income payments begin, the Designated Beneficiary will be treated as the sole owner of the policy following such a death, subject to the distribution rules set forth below. The Designated Beneficiary will be the person first listed below who is alive or in existence on the date of the death of the Owner, Joint Owner or the Annuitant:

       (1) Owner
       (2) Joint Owner
       (3) Primary Beneficiary
       (4) Contingent Beneficiary
       (5) Owner's Estate

If Joint Owners both survive, they will become the Designated Beneficiary together.

Distribution Rules

The following distribution rules will apply if the Owner, Joint Owner or the Annuitant dies before income payments begin:

If the Designated Beneficiary is someone other than the surviving spouse of the deceased Owner, Joint Owner or Annuitant, no further premium payments will be accepted and we will pay the Surrender Value to, or for the benefit of, the Designated Beneficiary. That payment will be made in one lump sum upon receipt of due proof of death. Instead of receiving that distribution, the Designated Beneficiary may elect:

  (a) to receive the Surrender Value at any time during the five year period following the date of death of the Owner, Joint Owner or Annuitant by partially or totally surrendering the contract during that period; or
  (b) to apply the entire Surrender Value under Optional Payment Plan 1 or 2 with the first payment to the Designated Beneficiary being made no later than one year after the date of death of the Owner, Joint Owner or Annuitant, and with payments being made over the life of the Designated Beneficiary or over a period not exceeding the Designated Beneficiary's life expectancy.

If the entire Surrender Value has not been paid to the Designated Beneficiary by the end of the five year period following the date of death of the Owner, Joint Owner or Annuitant and payments have not begun in accordance with (b) above, the policy will terminate at the end of that five-year period, and we will pay any remaining Surrender Value to, or for the benefit of, the Designated Beneficiary. If the Designated Beneficiary dies before the required payments have been made, the Designated Beneficiary will not be treated as an Owner of the policy for purposes of these Death Provisions, and any remaining payments we make will be made to the person named by the Designated Beneficiary in writing or, if no person is so named, the estate of the Designated Beneficiary.

If the Designated Beneficiary is the surviving spouse of the deceased Owner, Joint Owner or Annuitant, the surviving spouse may continue the policy as the Owner. In addition, that person will also become the Annuitant if the deceased was the Annuitant, there is no surviving Contingent Annuitant and the policy has not been surrendered for the death benefit which is available at the Annuitant's death under the conditions set forth on the following page. On the surviving spouse's death, the entire interest in the contract will be paid within 5 years of such spouse's death to the Beneficiary named by the surviving spouse (and if no Beneficiary is named, such payment will be made to the surviving spouse's estate).

If there is more than one Designated Beneficiary, each Designated Beneficiary will be treated separately according to that Designated Beneficiary's portion of the policy for purposes of this Death Provisions section.

These special Distribution Rules will not apply at the death of the Annuitant if all of the following conditions exist:

   o     the Annuitant was not also an Owner of the policy;
   o     all owners of the policy are natural persons; and

   o     a Contingent Annuitant survives.

Optional Death Benefit at Death of Annuitant

If the death of the Annuitant occurs before income payments begin, and he or she was age 80 or younger on the policy date, the Designated Beneficiary may surrender the policy for the Death Benefit within 90 days of the date of such death. If this optional death benefit is paid, the policy will terminate, and we will have no further obligation under the policy.

During the first six policy years, the Death Benefit will be the greater of:

   o The total of premiums paid reduced by any applicable premium tax and any partial surrenders plus their surrender charges; or
   o The Account Value of the policy on the date we receive proof of the Annuitant's death.

During any subsequent six year period, the Death Benefit will be the greater of:

   o The Death Benefit on the last day of the previous six year period, plus any premium paid since then, reduced by any applicable premium tax and any partial surrenders plus their surrender charges since then; or
   o The Account Value of the policy on the date we receive proof of the Annuitant's death.

If the surrender occurs more than 90 days after the Annuitant's death, and/or if the deceased Annuitant was age 81 or older on the policy date, the Surrender Value will be payable instead of the Death Benefit. If the policy is not surrendered, it will remain in force subject to the preceding provisions.

Payment of Benefits

Instead of receiving payment in a lump sum, the Designated Beneficiary may elect to receive proceeds under Optional Payment Plans 1 or 2 with the first payment to the Designated Beneficiary being made no later than one year after the date of death of the Owner, Joint Owner or Annuitant. Payments will be made over the life of the Designated Beneficiary or over a period not exceeding the Designated Beneficiary's life expectancy.

Payment of Benefits After Income Payments Have Begun

If the Owner, Joint Owner, or the Annuitant dies while this policy is in force and after income payments have begun, or if a Designated Beneficiary receiving income payments dies after the date income payments have begun, payments made under the policy will be made at least as rapidly as under the method of distribution in effect at the time of such death, notwithstanding any other provision of this policy.

PREMIUM PAYMENTS


The initial premium is due on the policy date.

Additional Premium Payments

You may make additional premium payments at any time before the earlier of (1) the date which is ten years preceding the maturity date and (2) the policy anniversary on which the Annuitant attains age 86. Each additional premium payment must be at least $1,000.

When and Where to Pay Premiums

Each premium is payable in advance. Pay each premium to our home office. Make any checks or money orders payable to Life of Virginia.

Allocation of Premiums

You may allocate premiums to one or more Investment Subdivisions of the Separate Account, up to the maximum number shown in the policy data page. The portion of each premium allocated to any particular Investment Subdivision must be at least 10%. Premiums will initially be allocated in accordance with the allocations requested by you.

You may change the allocation of later premiums at any time, without charge, by sending a written notice to us at our home office. The allocation will apply to premiums received after we record the change.

MONTHLY INCOME BENEFIT

We will pay you a monthly income for a guaranteed minimum period beginning on the maturity date if the Annuitant is still living. The monthly income will be a variable income payment similar to that described in the provision titled "Variable Income Options" under the Optional Payment Plans section. Payments will be made under a Life Income with 10 Years Certain plan, unless you choose otherwise.

Under the Life Income 10 Years Certain plan, if the Annuitant lives longer than 10 years, payments will continue for his or her life. If the Annuitant dies before the end of ten years, the remaining payments for the ten year period will be discounted at the same rate used to calculate the monthly income. The discounted amount will be paid in one sum to you.

At any time, while the Annuitant is living, and before the maturity date, you may choose to change the payment plan by written request. If you do choose a different plan, the monthly income will reflect the plan chosen. Payment plans which base payment on the life or lives of one or more individuals will base such payment on the life of the Annuitant or the Annuitant and an additional individual. You may elect to receive the maturity value in a lump sum instead of receiving a monthly income. If we pay the maturity value, we will have no further obligation under the policy.

The maturity value is equal to the Surrender Value on the day immediately preceding the maturity date.

The initial income payment under the automatic payment plan, payable monthly, is calculated by multiplying (a) times (b), divided by (c) where:

  (a) is the monthly payment rate per $1000, shown under the Optional Payment Plans for Life Income 10 years Certain, using the sex and settlement age of the Annuitant, instead of the payee, on the maturity date;
  (b)    is the maturity value; and (c) is $1,000.

Annuity payments will be made monthly unless quarterly, semi-annual or annual payments are chosen by written request. However, if any payment made more frequently than annually would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. If the annual payment payable at maturity is less than $20, we will pay the maturity value and the policy will terminate effective as of maturity date.

Maturity Date

The maturity date is shown on page 3, unless changed after issue. You may change the maturity date to any date at least ten years after the date of the last premium payment. To make a change, send us written notice before the maturity date then in effect.

If you change the maturity date, maturity date will then mean the maturity date you selected. You may pay premiums until the date which is ten years preceding the newly selected maturity date unless that right has been terminated by the provisions of this policy.

ACCOUNT VALUE BENEFITS

The Account Value of the policy is equal to the account value allocated to the Investment Subdivisions of the Separate Account.

On the date the initial premium is received and accepted, the Account Value equals the initial premium. At the end of each valuation period after such date, the Account Value allocated to each Investment Subdivision of the Separate Account is (a) plus (b) plus (c) minus (d) minus (e) minus (f), where:

   (a) is the Account Value allocated to the Investment Subdivision at the end of the preceding valuation period, multiplied by the Investment Subdivision's Net Investment
   Factor for the current period; (b) is premium payments received during the current valuation period; (c) is any other amounts transferred into the Investment Subdivision during the current valuation period; (d) is Account Value transferred out of the Investment Subdivision during the current valuation period; (e) is any partial surrender made from the Investment Subdivision during the current valuation period; (f) any premium tax deductions.

In addition, after the policy date whenever a valuation period includes the policy anniversary day, the Account Value at the end of such period is reduced by the Annual Policy Maintenance Charge allocated to the Account Value in the Investment Subdivision for that policy anniversary day. This charge will be allocated among the Investment Subdivisions of the Separate Account in the same proportion that the policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions at the beginning of the policy year.

Annual Policy Maintenance Charge

There will be a charge made each year for maintenance of the policy. This charge is made once for each policy year against the Account Value allocated to the Separate Account. The charge for a policy year will be made at the earlier of the next policy anniversary or the date the policy is surrendered. The amount of this charge is shown on page 3. We will waive this charge if the Account Value exceeds $75,000 at the time the charge is due.

Surrender

You can fully or partially surrender this policy by sending a written request to our home office. We must receive the request before income payments begin. You may be required to pay a surrender charge and any applicable premium tax (see Premium Tax). These charges will be deducted from the amount surrendered.


Full Surrender. You must send us your policy with your request for surrender. The amount payable is the Surrender Value. The Surrender Value of this policy is the Account Value on the date we receive your written request for surrender in our home office, less any surrender charge. See Deferred Premium Tax.

Partial Surrender. You may make a partial surrender from the Account Value of this policy at any time. We will not permit the amount of a partial surrender to be less than $500 or to reduce the Account Value to less than $5000. The amount payable will be the amount of the partial surrender less any surrender charge. See Deferred Premium Tax.

You may tell us how to deduct the partial surrender from the Investment Subdivisions of the Separate Account. If you do not, the partial surrender will be deducted from each Investment Subdivision in the same proportion that the policy's Account Value in that Investment Subdivision bears to the total Account Value in all Investment Subdivisions on the date we receive the request in our home office. See Deferred Premium Tax.

Deferred Premium Tax. If we paid a tax on a premium and we did not previously deduct the tax, then we may deduct it at the time of surrender. See Premium Tax.

Surrender Charge

All or part of the amount surrendered may be subject to a surrender charge. The amount subject to a charge is the lesser of (a) or (b), where:

  (a)    is the amount surrendered;
  (b) is the total premiums, less the total of all surrender amounts previously allocated to premium payments.

The surrender charge will be the applicable percentage(s) of the amount subject to a charge. For purposes of determining the applicable percentage(s), surrender amounts that are subject to a charge will be allocated to remaining premium payments in the order that the premium payments were received. Remaining premium payments are the premium payments, less the amount of any surrenders previously allocated to them. The applicable percentage for each premium payment is found on the policy data pages in the Table of Surrender Charges next to the number representing the number of full and partially completed years since the premium payment.

Reduced Charges on Certain Surrenders. Surrender charges will be reduced for the first surrender in each policy year. If the first surrender of the policy year is a partial surrender of 10% of the Account Value, or less, the amount surrendered will not be subject to a charge.

If the first surrender of the policy year is a full surrender, or a partial surrender of more than 10% of the Account Value, the amount of the surrender that is subject to a charge will be reduced by 10% of the Account Value.

There will be no surrender charge if you choose one of the following Optional Payment Plans:

   o     Plan 1;
   o     Plan 2 for a period of 5 or more years;
   o     Plan 5.

Waiver of Surrender Charges in the Event of Hospital or Nursing Facility Confinement

We will waive the surrender charges otherwise applicable to a full surrender or one or more partial surrenders occurring before income payments begin if:

   o The Annuitant is, or has been confined to a state licensed or legally operated hospital or inpatient nursing facility for at least 30 consecutive days; and
   o     Such confinement begins at least one year after the policy date; and
   o     The Annuitant was age 80 or younger on the policy date; and
   o The request for the full or partial surrender, together with proof of such confinement, is received in the Home Office while the Annuitant is confined or within 90 days after discharge from the facility.

Postponement of Payments

We will usually pay any amounts payable as a result of full or partial surrenders within seven days after we receive written request in our home office, in a form satisfactory to us. We will usually pay any proceeds payable as a result of death within seven days after we receive due proof of death. Payment of any amount payable on surrender, partial surrender or death may be postponed whenever:

   o the New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or
   o the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or
   o an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practical or it is not reasonably practical to determine the value of net assets of the Separate Account.

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it is drawn.

SEPARATE ACCOUNT

The Separate Account named in the policy data pages will be used to support the operation of this policy and certain other variable annuity policies we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable annuities.

We own assets in the Separate Account. However, these assets are not part of our general account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account will be credited to or charged against the account without regard to our other income, gains or losses.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to laws of the Commonwealth of Virginia which regulates the operations of insurance companies incorporated in Virginia.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the Commonwealth of Virginia. The approval process is on file with the Insurance Commissioner in the state in which this policy was delivered.

The Separate Account is divided into Investment Subdivisions. The Investment Subdivisions are named in the policy data pages. We reserve the right to remove any Investment Subdivision of the Separate Account, or to add new Investment Subdivisions. Each Investment Subdivision of the Separate Account will invest in shares of a mutual fund, or of a portfolio of a series type of mutual fund named in the data pages. You determine the percentage of premiums which will be allocated to each Investment Subdivision.

The Owner will share only the income, gains and losses of the Investment Subdivisions to which his or her premium payments have been allocated.

The portion of the assets of the Separate Account which equals the reserves and other policy liabilities of the policies which are supported by the Separate Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our general account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

We also have the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a mutual fund portfolio that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any portfolio named in the data pages, and to substitute shares of another portfolio, if the shares of the portfolio are no longer available for investments, or if in our judgment further investment in the portfolio should become inappropriate in view of the purposes of the Separate Account. In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term Separate Account, as used in this policy, shall then mean the Separate Account to which the assets were transferred.

When permitted by law, we also reserve the right to:

  (a) deregister the Separate Account under the Investment  Company Act of 1940;
  (b) manage the Separate Account under the direction of a committee;
  (c) restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Separate Account; and
  (d) combine the Separate Account with other accounts.

We will value the assets of the Separate Account each business day.

We will value the assets in the  Separate  Account at their fair market value in
accordance   with  accepted   accounting   practices  and  applicable  laws  and
regulations.


Unit Value

Each Investment Subdivision has a Unit Value. When premiums or other amounts are transferred into an Investment Subdivision, a number of Units are purchased based on the subdivision's Unit Value for the valuation period during which the transfer is made. When amounts are transferred out of an Investment Subdivision, Units are redeemed in a similar manner. The Unit Value for a valuation period applies to each day in the period. Before income payments begin, Unit Values are referred to as Accumulation Unit Values. Once income payments have begun, they are referred to as Annuity Unit Values.

For each Investment Subdivision, the Accumulation Unit Value for the first valuation period was $10. The Accumulation Unit Value for each subsequent period is the Net Investment Factor for that period, multiplied by the Accumulation Unit Value for the immediately preceding period.

For each Investment Subdivision, the Annuity Unit Value for the first valuation period was $10. The Annuity

Unit Value for each subsequent period is (a) times (b) times (c), where:

   (a) is the Net  Investment  Factor for that  period;
   (b) is the Annuity Unit Value for the preceding  period;  and
   (c) is the investment result adjustment factor for that period.

The investment result adjustment factor recognizes an assumed interest rate of 3% per year used in determining the income payment amounts and is equal to
0.99991902 daily.

Each valuation period includes a business day and any non-business day or consecutive non-business days immediately preceding it. Assets are valued at the close of the business day. A business day is any day the New York Stock Exchange is open for trading, or any day in which there is a material change in the value of the assets in the Separate Account.

Each Investment Subdivision has its own Net Investment Factor. In the following definition, "assets" refers to the assets in each Investment Subdivision. "Any amount charged against the Separate Account" refers to those amounts that are allocated to each Investment Subdivision.

The Net  Investment  Factor for a valuation  period is (a) divided by (b), minus
(c), where:

   (a) is (1) the value of the assets at the end of the preceding valuation period, plus (2) the investment income and capital gains, realized or unrealized, credited to those assets at the end of the valuation period for which the Net Investment Factor is being determined, minus (3) the capital losses, realized or unrealized, charged against those assets during the valuation period, minus (4) any amount charged against the Separate Account for taxes, or any amount we set aside during the valuation period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and
   (b) is the value of the assets at the end of the preceding valuation period; and
   (c) is a factor representing the charge for mortality and expense risks we assume and for administrative expenses. The annual rate for these charges is shown on page 3.

Transfers Before Income Payments Begin

You may transfer amounts among the Investment Subdivisions of the Separate Account by sending a written request to us at our home office. The first transfer in each calendar month will be made without a transfer charge. A transfer charge will be imposed for each subsequent transfer in a calendar month. The amount of the transfer charge is shown on page 3. When we make transfers, the Account Value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge. The transfer charge will be taken from the amount transferred.

We reserve the right to limit, upon written notice, the number of transfers to twelve each calendar year or, if it is necessary for the policy to continue to be treated as an annuity policy by the IRS, a lower number. Also, we reserve the right to refuse to execute any transfer if any of the Investment Subdivisions which would be affected by the transfer is unable to purchase or redeem shares of the mutual fund in which the Investment Subdivision invests. The transfer will be effective as of the end of the valuation period during which we receive your request at our home office. If the amount of your Account Value remaining in an Investment Subdivision after the transfer is less than $100, we will transfer the amount remaining in addition to the amount requested. We will not allow a transfer into any Investment Subdivision unless the Account Value of that Investment Subdivision after the transfer is at least $100.

Transfers After Variable Income Payments Begin

If income payments are made under one of the Variable Income Options you may transfer Annuity Units among the Investment Subdivisions of the Separate Account by sending a written request to us at our home office. You may make one transfer in each calendar year. We reserve the right to limit the number of transfers if it is necessary for the policy to continue to be treated as an annuity policy by the IRS. Also, we reserve the right to refuse to execute any transfer if any of the Investment Subdivisions that would be affected by the transfer is unable to purchase or redeem shares of the mutual fund in which the Investment Subdivision invests. If the number of annuity units remaining in an Investment Subdivision after the transfer is less than 1, we will transfer the amount remaining in addition to the amount requested. We will not allow a transfer into any Investment Subdivision unless the number of annuity units of that Investment Subdivision after the transfer is at least 1. No transfer charge is imposed for transfers of annuity units. The amount of the income payment as of the date of the transfer will not be affected by the transfer.

GENERAL INFORMATION

Annual Statement

Within 30 days after each policy anniversary, we will send you an annual statement. The statement will show the Account Value and Surrender Value as of the policy anniversary. The statement will also show premiums paid and charges made during the policy year.

Calculation of Values

If the Net Investment Factor is always equivalent to an effective annual interest rate of 4%, the account values in this policy will always at least equal the account values required of an equivalent general account policy by the law where this policy was delivered.

A detailed statement of how we calculate the values in this policy has been filed with the insurance department where this policy was delivered.

Evidence of Death, Age, Sex or Survival

We will require proof of death before we act on policy provisions relating to death of any person or persons. We may also require proof of the age, sex or survival of any person or persons before we act on any policy provision dependent upon age, sex or survival.

Incontestability

We will not contest this policy.

Misstatement of Age or Sex

If the Annuitant's age or sex is misstated on the policy data page, any policy benefits or proceeds, or the availability thereof, will be determined using the correct age and sex.

Premium Tax

Premium tax rules vary by state and change from time to time. Some states assess a tax against us upon receipt of premium and some states upon annuitization of proceeds.

Tax assessed upon receipt of premium: The premium tax rate shown on page 3 is the rate that was in effect in your state at policy issue. To calculate any applicable premium tax in effect on the date we receive the premium payment, multiply the premium payment by the premium tax rate. This is the amount of any state and/or local premium tax charged to us for this policy. We reserve the right to deduct any such tax either from your premium payment(s) when received, or from proceeds later when paid. (Proceeds includes benefits from surrender, maturity and death.)

Tax assessed upon annuitization of proceeds: Since some states assess a premium tax on proceeds used to purchase income payments, we reserve the right to deduct from such proceeds any premium tax paid by us. Because state premium tax rules change from time to time, the tax rate, if any, applicable to proceeds used to purchase income payments is not shown in your policy. You may request notification of the amount of this tax before income payments begin.

Nonparticipating

This policy is nonparticipating.  No dividends are payable.

Written Notice

Any written notice to us should be sent to our home office at 6610 West Broad Street, Richmond, Virginia, 23230. Please include the policy number and the Annuitant's full name.

Any notice we send you will be sent to the last known address on file with our company. You should request an address change form if you move.



OPTIONAL PAYMENT PLANS

Death benefit and Surrender Value proceeds will be paid in one lump sum, and maturity proceeds will be paid as described in the Monthly Income Benefit section. Subject to the rules stated below, however, any part of the death or surrender proceeds can be left with us and paid under a payment plan. If you choose to leave the proceeds with us and receive payments under a payment plan, the proceeds less any applicable premium tax will be applied to calculate your income. During the Annuitant's life you (or the Designated Beneficiary at your death) can choose a plan. If a plan has not been chosen at the death of the Annuitant, the Designated Beneficiary can choose a plan if the death benefit is to be paid.

There are several important payment plan rules:

   o Our consent must be obtained prior to selecting an optional payment plan if the payee is not a natural person.
   o Payment made under an Optional Payment Plan at the death of the Owner, Joint Owner or Annuitant must conform with the rules in the Death Provisions, including the Payment of Benefits section.
   o If you change a beneficiary, your plan selection will no longer be in effect unless you request that it continue.
   o Any choice or change of a plan must be sent in writing to our home office.
   o     The amount of each payment under a plan must be at least $100.
   o Payments under a Fixed Income option will begin on the date we receive proof of the Annuitant's death, on surrender, or on the policy's maturity date.
   o Payments under a Variable Income option will begin within seven days after the date payments would begin under the corresponding fixed option.
   o Payments under Plan 4 will begin at the end of the first interest period after the date proceeds are otherwise payable.

Fixed Income Options

Optional Payment Plans 1 through 5 are available as Fixed Income Options. Any amount left with us under a Fixed Income option will be transferred to our general account. Payments made will equal or exceed those required by the state where this policy is delivered.

Variable Income Options

Optional Payment Plans 1 and 5 are available as Variable Income Options. This means that income payments, after the first, will reflect the investment experience of the Investment Subdivisions of the Separate Account.

Proceeds may be allocated to one or more Investment Subdivisions of the Separate Account. The first income payment is determined by the Plan chosen and the amount of proceeds applied to the Plan. The dollar amount of subsequent income payments is determined by means of Annuity Units.

The number of Annuity Units for an Investment Subdivision will be determined at the time income payments begin and will remain fixed unless transferred (as shown below). The number of Annuity Units for an Investment Subdivision is (a) divided by (b), where:

  (a) is the portion of the first income payment allocated to that Investment Subdivision; and

  (b) is the Annuity Unit Value for that Investment Subdivision seven days before the income payment is due.

After the first income payment, each subsequent income payment is a dollar amount equal to the sum of the income payment amounts for each Investment Subdivision. The income payment amount for an Investment Subdivision is the number of Annuity Units for that Investment Subdivision times the Annuity Unit Value for that Investment Subdivision seven days before the payment is due.

Annuity Units may be transferred upon request. The number of Annuity Units for the new Investment Subdivision is (a) times (b), divided by (c), where:


   (a) is the number of Annuity  Units for the current  Investment  Subdivision;
   (b) is the Annuity Unit Value for the current Investment Subdivision; and
   (c) is the Annuity Unit Value for the new Investment Subdivision.

Payment Plans

The fixed income options are shown below. Variable income options, if applicable, have the same initial payment as the corresponding fixed option. The monthly payment rate per $1000, as shown in the Plan 1 and Plan 5 Tables, is based on the 1983 Table `a', using 3% interest.

Plan 1. Life lncome with Period Certain. We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments will be according to the table below. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies before the end of the guaranteed period, the amount of remaining payments for the minimum period will be discounted at the same rate used in calculating income payments. Discounted means we will deduct the amount of interest each remaining payment would have earned had it not been paid out early. The discounted amounts will be paid in one sum to the payee's estate unless otherwise provided.

                                       Plan 1 Table



 Monthly payment rates for each $1,000 of proceeds under Plan 1.

------------------------------------------------------------------------------------------
Settlement    Male Payee                            Female Payee
Age
            -----------------------------------------------------------------------------
              10 Years     15 Years    20 Years     10 Years     15 Years    20 Years
              Certain      Certain     Certain      Certain      Certain     Certain
------------------------------------------------------------------------------------------
   20         $2.90        $2.89       $2.89        $2.80        $2.80       $2.80
   25          2.99         2.98        2.98         2.88         2.87        2.87
   30          3.10         3.10        3.09         2.96         2.96        2.96
   35          3.24         3.24        3.23         3.08         3.07        3.07
   40          3.43         3.41        3.39         3.22         3.21        3.20
   45          3.66         3.64        3.60         3.40         3.39        3.37
   50          3.95         3.91        3.85         3.63         3.61        3.59
   51          4.02         3.97        3.91         3.68         3.66        3.63
   52          4.09         4.04        3.96         3.74         3.72        3.68
   53          4.16         4.11        4.02         3.80         3.77        3.74
   54          4.24         4.18        4.08         3.86         3.83        3.79
   55          4.32         4.25        4.15         3.93         3.90        3.85
   56          4.41         4.33        4.21         4.00         3.96        3.91
   57          4.50         4.41        4.28         4.07         4.03        3.97
   58          4.60         4.49        4.34         4.15         4.10        4.03
   59          4.70         4.58        4.41         4.23         4.18        4.10
   60          4.81         4.67        4.48         4.32         4.26        4.17
   61          4.92         4.77        4.55         4.42         4.35        4.24
   62          5.04         4.86        4.62         4.52         4.43        4.31
   63          5.17         4.96        4.69         4.62         4.53        4.39
   64          5.30         5.06        4.76         4.73         4.62        4.46

------------------------------------------------------------------------------------------

         Values for ages not shown will be furnished upon request.





 Monthly payment rates for each $1,000 of proceeds under Plan 1.

------------------------------------------------------------------------------------------
 Settlement   Male Payee                            Female Payee
 Age
            ------------------------------------------------------------------------------
              10 Years     15 Years     20 Years    10 Years     15 Years     20 Years
              Certain      Certain      Certain     Certain      Certain      Certain
------------------------------------------------------------------------------------------
 65           $5.44        $5.17        $4.83       $4.85        $4.72        $4.54
 66            5.58         5.28         4.89        4.97         4.83         4.62
 67            5.74         5.38         4.96        5.10         4.93         4.69
 68            5.89         5.49         5.02        5.24         5.04         4.77
 69            6.05         5.60         5.08        5.39         5.16         4.84
 70            6.22         5.70         5.13        5.55         5.28         4.92
 71            6.39         5.81         5.18        5.71         5.39         4.99
 72            6.57         5.91         5.23        5.88         5.51         5.05
 73            6.75         6.01         5.27        6.06         5.63         5.12
 74            6.93         6.10         5.31        6.25         5.75         5.17
 75            7.12         6.19         5.35        6.44         5.87         5.22
 76            7.30         6.28         5.38        6.64         5.98         5.27
 77            7.49         6.35         5.40        6.85         6.09         5.31
 78            7.67         6.43         5.42        7.06         6.19         5.35
 79            7.85         6.49         5.44        7.27         6.28         5.38
 80            8.02         6.55         5.46        7.48         6.37         5.41
 81            8.18         6.61         5.47        7.68         6.45         5.43
 82            8.34         6.65         5.48        7.88         6.52         5.45
 83            8.49         6.69         5.49        8.08         6.58         5.47
 84            8.63         6.73         5.50        8.26         6.63         5.48
 85            8.76         6.76         5.50        8.43         6.68         5.49

------------------------------------------------------------------------------------------

         Values for ages not shown will be furnished upon request.


Plan 2. Income for a Fixed Period. We will make equal periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly. Payments will be made according to the table below. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest and the amount of any payment. If the payee dies, the amount of the remaining guaranteed payments will be discounted to the date of the payee's death at the same rate used in calculating income payments. The discounted amount will be paid in one sum to the payee's estate unless otherwise provided.


                                       Plan 2 Table

 Monthly payment rates for each $1,000 of proceeds under Plan 2.
-------------------------------------------------------------------------------------------------------------------------------
Years           1            2          3           4           5          6           7           8          9           10
Payable
-------------------------------------------------------------------------------------------------------------------------------
Monthly      $84.47      $42.86     $28.99      $22.06      $17.91     $15.14      $13.16      $11.68     $10.53      $9.61
Payment
-------------------------------------------------------------------------------------------------------------------------------
Years           16          17         18          19          20         21          22          23         24          25
Payable
-------------------------------------------------------------------------------------------------------------------------------
Monthly      $6.53       $6.23      $5.96       $5.73       $5.51      $5.32       $5.15       $4.99      $4.84       $4.71
Payment
-------------------------------------------------------------------------------------------------------------------------------

    Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by 11.838, 5.963 or 2.992, respectively.



                                       Plan 2 Table

 Monthly payment rates for each $1,000 of proceeds under Plan 2.
-------------------------------------------------------------------------
Years              11         12          13        14          15
Payable
-------------------------------------------------------------------------
Monthly         $8.86     $8.24       $7.71      $7.26        $6.87
Payment
-------------------------------------------------------------------------
Years              26        27          28         29           30
Payable
-------------------------------------------------------------------------
Monthly         $4.59     $4.47       $4.37      $4.27        $4.18
Payment
-------------------------------------------------------------------------

    Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by 11.838, 5.963 or 2.992, respectively.


Plan 3. Income of a Definite Amount. We will make equal periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded yearly. We may increase the interest rate. If we do, the payment period will be extended. If the payee dies, the amount of the remaining proceeds with earned interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 4. Interest Income. We will make periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies, the amount of remaining proceeds and any earned but unpaid interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 5. Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. The guaranteed amount payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, the amount of the remaining payments for the 10 year period will be discounted at the same rate used in calculating the monthly income. The discounted amount will be paid in one sum to the survivor's estate unless otherwise provided.



                           Plan 5 Table

Monthly payment rates for each $1,000 of proceeds under Plan 5.

------------------------------------------------------------------------------------------------------------------------------
Male Settlement                                                                   Female Settlement Age
                --------------------------------------------------------------------------------------------------------------
    Age              35            40           45            50             55            60             65            70
------------------------------------------------------------------------------------------------------------------------------
    35             $2.85         $3.00        $3.06         $3.11          $3.15         $3.18          $3.20         $3.22
    40              2.98          3.06         3.13          3.20           3.26          3.31           3.35          3.38
    45              3.01          3.10         3.20          3.30           3.39          3.46           3.53          3.58
    50              3.03          3.14         3.25          3.38           3.51          3.63           3.73          3.81
    55              3.04          3.16         3.30          3.45           3.62          3.79           3.94          4.08
    60              3.05          3.18         3.33          3.51           3.72          3.94           4.16          4.37
    65              3.06          3.19         3.36          3.56           3.79          4.07           4.37          4.68
    70              3.07          3.20         3.37          3.59           3.85          4.17           4.55          4.97
    75              3.07          3.21         3.38          3.61           3.89          4.24           4.68          5.20
    80              3.07          3.21         3.39          3.62           3.91          4.28           4.76          5.37
85 & Over           3.07          3.22         3.39          3.62           3.92          4.31           4.81          5.47

------------------------------------------------------------------------------------------------------------------------------

Figures for intermediate ages, for two males or two females will be furnished upon request.

                                       17
                           Plan 5 Table

Monthly payment rates for each $1,000 of proceeds under Plan 5.

------------------------------------------------------------
Male Settlement
                --------------------------------------------
    Age             75             80          85 & Over

------------------------------------------------------------
    35            $3.23          $3.24         $3.24
    40             3.40           3.41          3.42
    45             3.61           3.64          3.65
    50             3.87           3.91          3.93
    55             4.18           4.25          4.29
    60             4.55           4.67          4.75
    65             4.96           5.18          5.32
    70             5.39           5.75          6.00
    75             5.78           6.32          6.73
    80             6.08           6.81          7.40
85 & Over          6.28           7.15          7.91

------------------------------------------------------------

Figures for intermediate ages, for two males or two females will be furnished upon request.

Settlement Age: The settlement age is the payee's age nearest birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payee.


----------------------------------------------------------
     Year Payments Begin                          Age
     After           Prior To                 Adjustment
----------------------------------------------------------
     ----            2001                         0
     2000            2026                         3
     2025            2051                         7
     2050            ----                        10
----------------------------------------------------------

                  FLEXIBLE PREMIUM VARIABLE
                       DEFERRED ANNUITY POLICY



         * Income payments beginning at maturity

         * No dividends

         * Some benefits reflect investment results




                  THE LIFE INSURANCE
                               COMPANY OF VIRGINIA

                                       19